UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2006

EDUCATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50952	37-1465722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, Baltimore, Maryland 21202

        (Address of principal executive offices)        (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On August 23, 2006 (the “closing date”), the registrant, Educate, Inc. (“Educate”), and its indirect wholly-owned subsidiary, Catapult Learning, LLC (“Catapult” and together with Educate “the Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Knowledge Learning Corporation (“KLC”), a privately-owned corporation, for the sale of all of the membership interest of Education Station, LLC (“Education Station”). Education Station delivers site-based No Child Left Behind (“NCLB”) services to public schools. Included in the sale were certain furniture, fixtures, office equipment, and educational curriculum used in the delivery of NCLB supplemental education services as well as certain contractual and customer relationships for the delivery of site-based NCLB services. The Company retained the accounts receivable attributable to Education Station sales from the 2005-2006 school year. The Purchase Agreement provides for an aggregate purchase price of $6.0 million with $3.0 million paid into escrow at closing, and $1.0 million payable on each of the first three anniversaries of the closing date. The amount in escrow is payable to the Company on three specific dates during the period beginning ninety days from the closing date and ending on July 31, 2007 upon the renewal by Education Station of certain contracts which were in place applicable to the 2005-2006 school year. The distribution of the escrow amount to the Company is contingent upon the renewal of contracts for the 2006-2007 school year comprising 65% of the revenue from those contracts applicable to 2005-2006. A pro rata portion of the escrow amount is payable to the Company on the three specific dates for the percentage of revenue renewed at each date through contract renewals until the full payout is reached at 65%. The Purchase Agreement includes a non-competition provision whereby the Company has agreed, for a period of five years after the closing date, not to engage in the site-based business conducted by Education Station. However, the Company is permitted to provide NCLB services online, and the Company’s franchisees within the Sylvan Learning Center business may also provide NCLB services in their current and future territories.

On the closing date, the Company and KLC also entered into a Technology License Agreement (“License Agreement”) where the Company granted a non-exclusive, non-transferable license to KLC of certain proprietary software used in providing real-time online NCLB services. The term of the License Agreement is four years, and provides for a license fee of $10.0 million, payable in three installments of $3.0 million within 30 days following each of the first three anniversaries of the closing date, and a final installment of $1.0 million within 30 days following the fourth anniversary. KLC has the right to terminate the License Agreement if the Company fails to deliver the licensed technology within 30 days following the closing date, if KLC makes a warranty claim during the first year that cannot be timely remedied and results in a material impairment to KLC’s use of the licensed technology, or if the federal government terminates funding for NCLB services without replacing NCLB with, or approving, similar legislation.

On the closing date, the Company and KLC also entered into a Transition Services Agreement for the Company to provide certain information technology, finance, and human resources and benefits services to KLC for an initial term of one year for $2.0 million. The Transition Services Agreement may be terminated by KLC upon 30 days written notice, or by either party for default. The agreement also provides for possible renewal for two additional one-year terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATE, INC.

By:	/s/ Kevin E. Shaffer
Name: Title:	Kevin E. Shaffer Chief Financial Officer

Date: August 29, 2006